   As filed with the Securities and Exchange Commission on December 15, 1999
                                            Registration No. 333-_______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                        (including registration of shares
                  for resale by means of a Form S-3 Prospectus)
                                      UNDER
                           THE SECURITIES ACT OF 1933

                 ----------------------------------------------

                               WEBVAN GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                              310 Lakeside Drive
      Delaware            Foster City, California 94404        77-0446411
     (State of           (Address of principal executive     (IRS Employer
   Incorporation)          offices, including zip code)   Identification Number)

                 ----------------------------------------------

                                  Common Stock
                                 1997 Stock Plan
                       1999 Nonstatutory Stock Option Plan
                        1999 Employee Stock Purchase Plan
                            (Full title of the plans)

                 ----------------------------------------------


                                  Kevin Czinger
             Senior Vice President, Corporate Operations and Finance
                               WEBVAN GROUP, INC.
                               310 Lakeside Drive
                          Foster City, California 94404
                                 (650) 627-3000
            (Name, address and telephone number of agent for service)

                                    Copy to:
                           J. Robert Suffoletta, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050

================================================================================

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                            PROPOSED          PROPOSED
                                            AMOUNT TO        MAXIMUM          MAXIMUM        AMOUNT OF
                                                BE       OFFERING PRICE      AGGREGATE      REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED        REGISTERED      PER SHARE      OFFERING PRICE       FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value, to be
   issued under the 1997 Stock Plan         1,225,439    $   19.6875 (2)    24,125,830.31       6,369.22
Common Stock, $0.0001 par value, to be
   issued under the 1997 Stock Plan (1)    53,335,299        3.05644 (3)   163,016,375.81      43,036.32

Common Stock, $0.0001 par value, to be
   issued under the 1999 Nonstatutory       4,467,258        19.6875 (2)    87,949,141.88      23,218.57
   Stock Option Plan

Common Stock, $0.0001 par value, to be     18,517,742        8.47293 (3)   156,899,582.00      41,421.49
   issued under the 1999 Nonstatutory
   Stock Option Plan (1)

Common Stock, $0.0001 par value (1)         1,250,000        8.00000 (4)    10,000,000.00       2,640.00

Common Stock, $0.0001 par value, to be      5,000,000       16.73438 (2)    83,671,875.00      22,089.38
   issued under the 1999 Employee Stock
   Purchase Plan

                           TOTAL:          83,795,738                     $525,662,805.00    $138,774.98
========================================================================================================


(1) 2,703,075 shares to be issued under the 1997 Stock Plan and 1,250,000 shares of Common Stock were not issued pursuant to Rule 701 of the Securities Act of 1933, as amended.

(2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the price of $19.6875 per share, which was the average of the high and low price per share of the Common Stock as reported on the Nasdaq National Market on December 9, 1999 (the "Market Price"). The price per share for the Employee Stock Purchase Plan is 85% of the Market Price.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the weighted average price of the outstanding options as of December 10, 1999.

(4) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee based on the weighted average price of the outstanding shares as of December 10, 1999.

                                   PROSPECTUS

                               WEBVAN GROUP, INC.

                                1,250,000 Shares

                                  Common Stock

                     --------------------------------------

        This Prospectus relates to 1,250,000 shares of the Common Stock (the "Common Stock") of Webvan Group, Inc. (the "Company"), which may be offered from time to time by the Selling Stockholder (the "Selling Stockholder") for their own accounts. It is anticipated that the Selling Stockholder will offer shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds from sales made hereunder. The Selling Stockholder will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with the registration and offering and not borne by the Selling Stockholder will be borne by the Company. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

                     --------------------------------------

        The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

        The Common Stock is traded in the over-the-counter market. On December 13, 1999, the closing price of the Common Stock, as reported by the Nasdaq National Market in The Wall Street Journal, was $20.3125 per share (Nasdaq Symbol WBVN).

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                     --------------------------------------

                The date of this Prospectus is December 15, 1999

        No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company's Director, Corporate Legal Counsel at 310 Lakeside Drive, Foster City, California 94404. The Company's telephone number at that location is (650) 627-3000.

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        This prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholder, but does not contain all the information set forth in the Registration Statement which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                   THE COMPANY

        Webvan Group, Inc. was incorporated in California on December 17, 1996 and reincorporated in Delaware on August 17, 1999. Except where the context requires otherwise, all references to "Webvan" and the "Company" in this Prospectus refer to Webvan Group, Inc. and its subsidiary, Webvan - Bay Area, Inc. The principal executive offices of the Company are located at 310 Lakeside Drive, Foster City, California 94404, and its telephone number at this address is (650) 627-3000. The Common Stock of the Company is traded on the Nasdaq National Market and is quoted under the symbol WBVN.

                              SELLING STOCKHOLDERS

        The following table sets forth as of the date of this Prospectus, the name of the Selling Stockholder and the number of shares of Common Stock that such Selling Stockholder holds that may be offered for sale from time to time by this Prospectus. George T. Shaheen has been an executive officer and director of the Company within the past three years. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

        Name of Selling Stockholder                   Shares being offered   Percent (1)
        ---------------------------                   --------------------   -----------
 George T. Shaheen......................                      1,250,000           *
                               TOTAL:                         1,250,000
                                                              =========

-------------------
*    Less than 1%.

(1)  Based on 326,153,511 shares outstanding on December 10, 1999.

                              PLAN OF DISTRIBUTION

        The Company has been advised by the Selling Stockholder that the Selling Stockholder intends to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing in the public market at the times of such sales. The Selling Stockholder may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and from any purchaser of shares in such transaction). Usual and customary brokerage fees will be paid by the Selling Stockholder.

        There can be no assurances that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

        Counsel for the Company, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, has rendered an opinion as to the Common Stock offered hereby. As of December 10, 1999, certain members of Wilson Sonsini Goodrich & Rosati, and investment partnerships in which such persons are partners, beneficially owned 2,068,944 shares or options to purchase shares of the Company's Common Stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) any breach of their duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemption; or (iv) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify the Company's directors and executive officers and may indemnify other officers and employees and the Company's agents to the fullest extent permitted by law. The Company believes that indemnification under the Company's Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the Bylaws would permit indemnification. The Company has director and officer liability insurance that covers matters, including matters arising under the Securities Act.

        The Company has entered into agreements to indemnify the Company's directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of Company, arising out of that person's services as a director or executive officer of the Company's, any subsidiary of the Company's or any other company or enterprise to which the person provides services at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

        Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

        There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

        (a) The Company's Registration Statement on Form S-1 (File No. 333-84703) as amended (the "Registration Statment"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's initial public offering of its Common Stock.

        (b) The Company's Registration Statement on Form 8-A filed pursuant to
Section 12 of the Securities and Exchange Act 1934 (the "Exchange Act") on October 4, 1999, and any further amendment or report filed hereafter for the purpose of updating any such description.

        (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

        (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

                               WEBVAN GROUP, INC.

                 REGISTRATION STATEMENT ON FORM S-8 AND FORM S-3

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

        There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

               (a) The Company's Registration Statement on Form S-1 (File No. 333-84703) as amended (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's initial public offering of its Common Stock.

               (b) The Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange Act 1934 (the "Exchange Act") on October 4, 1999, and any further amendment or report filed hereafter for the purpose of updating any such description.

               (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

               (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Counsel for the Company, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, has rendered an opinion as to the Common Stock offered hereby. As of December 10, 1999, certain members of Wilson Sonsini Goodrich & Rosati, and investment partnerships in which such persons are partners, beneficially owned 2,068,944 shares or options to purchase shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.

        The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) any breach of their duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemption; or (iv) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify the Company's directors and executive officers and may indemnify other officers and employees and the Company's agents to the fullest extent permitted by law. The Company believes that indemnification under the Company's Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the Bylaws would permit indemnification. The Company has director and officer liability insurance that covers matters, including matters arising under the Securities Act.

        The Company has entered into agreements to indemnify the Company's directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of Company, arising out of that person's services as a director or executive officer of the Company's, any subsidiary of the Company's or any other company or enterprise to which the person provides services at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7. Exemption from Registration Claimed.

        The 1,250,000 shares of Common Stock to be resold by the Selling Stockholder pursuant to the Prospectus prepared in accordance with Form S-3 were issued by the Company to the Selling Stockholder pursuant to an exemption from registration under the Securities Act by virtue of Section 4(2) thereof. The Selling Stockholder represented the Selling Stockholder's intention to acquire the securities for investment only and not with a view to the distribution thereof. The Selling Stockholder had access, by means of the Selling Stockholder's relationship with the Company, to sufficient information to make an informed investment decision.

Item 8. Exhibits.

 Exhibit
  Number
 -------
   4.1*        1997 Stock Plan, as amended
   4.2*        1999 Nonstatutory Stock Option Plan
   4.3*        1999 Employee Stock Purchase Plan
   5.1         Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
  23.1         Consent of Independent Auditors
  23.2         Consent of Counsel (contained in Exhibit 5.1)
  25.1         Power of Attorney (See page 10)

-----------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-84703), as amended, declared effective by the Securities and Exchange Commission on November 4, 1999.

Item 9. Undertakings.

        (a) The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a report by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on December 13, 1999

                               WEBVAN GROUP, INC.

                               By:  /s/ KEVIN R. CZINGER
                                  -------------------------------
                                  Kevin R. Czinger
                                  Senior Vice President, Corporate Operations
                                  and Finance

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George T. Shaheen and Kevin R. Czinger, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on December 13, 1999.

          Signature                                    Title
          ---------                                    -----
 /S/ LOUIS H. BORDERS                     Chairman of the Board of Directors
-------------------------------
 Louis H. Borders

 /S/ GEORGE T. SHAHEEN                    President, Chief Executive Officer and Director
-------------------------------           (Principal Executive Officer)
 George T. Shaheen

 /S/ KEVIN R. CZINGER                     Senior Vice President, Corporate Operations and
-------------------------------           Finance (Principal Financial and Accounting Officer)
 Kevin R. Czinger

 /S/ DAVID M. BEIRNE                      Director
-------------------------------
 David M. Beirne

 /S/ CHRISTOS M. COTSAKOS                 Director
-------------------------------
 Christos M. Cotsakos

 /S/ TIM KOOGLE                           Director
-------------------------------
 Tim Koogle

 /S/ MICHAEL J. MORITZ                    Director
-------------------------------
 Michael J. Moritz

                                INDEX TO EXHIBITS

 Exhibit
 Number        Description
 ------        -----------
   4.1*        1997 Stock Plan, as amended
   4.2*        1999 Nonstatutory Stock Option Plan
   4.3*        1999 Employee Stock Purchase Plan
   5.1         Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
  23.1         Consent of Independent Auditors
  23.2         Consent of Counsel (contained in Exhibit 5.1)
  25.1         Power of Attorney (See page 10)

-----------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-84703), as amended, declared effective by the Securities and Exchange Commission on November 4, 1999.